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EXHIBIT (P)(20)

                          MB INVESTMENT PARTNERS, INC.

                                 CODE OF ETHICS

                    As amended and restated January 10, 2007

I.   INTRODUCTION

     High ethical standards are essential for the success of MB Investment Partners, Inc. ("MBIP") and to maintain the confidence of clients. Our long-term business interests are best served by adherence to the principle that clients' interests come first. Further, MBIP has a fiduciary duty to its clients, which requires individuals associated with our firm to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of MBIP's fiduciary obligations to its clients and MBIP's desire to maintain its high ethical standards, MBIP has adopted this Code of Ethics (together with any amendments thereto, the "Code") containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflict in favor of the client.

     MBIP's Code is designed to ensure that the personal securities transactions of Covered Persons are conducted in accordance with the following standards: (i) MBIP and its Covered Persons (as defined below) have an affirmative duty at all times to place first the interests of clients of MBIP; (ii) all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and (iii) all Covered Persons (as defined below) must comply with the federal securities laws.

     In addition, because of the nature of our business, employees may be exposed to information that constitutes "inside information" or material, non-public information. Federal securities laws prohibit the use of such information for financial benefit. Accordingly, MBIP has also adopted an Insider Trading Policy that prohibits the use of material non-public information.

     While our business consists of providing investment advisory services to
     (i) accounts of persons unrelated to employees of MBIP, (ii) accounts of persons related to employees of MBIP, and (iii) accounts as to which employees may have a beneficial interest, we are committed to the principle that our clients' financial interests always come before our personal financial interests.

     Our portfolio managers meet regularly to discuss securities that may be appropriate for MBIP clients. Our clients, however, are advised on an individual basis, with each client serviced by an individual portfolio manager who makes investment decisions and recommendations based solely on the specific objectives and desires of the client. Accordingly, while providing individualized advice to individual clients, a portfolio manager must be scrupulous at ensuring that neither conflicts of interests nor appearances

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     of impropriety exist on account of the relationship to the particular clients' accounts he or she serves or due to the portfolio manager's own personal trading.

     One of our goals is to allow MBIP personnel to engage in personal securities transactions while protecting our clients, MBIP and its employees from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

     Adherence to the Code of Ethics and the related restrictions on personal investing, including the standards listed above, is considered a basic condition of employment by MBIP. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for MBIP and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.

II.  DEFINITIONS

     (a) Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

     (b) Covered Person means any director, officer, employee or shareholder of MBIP. A Covered Person also includes any solicitor/consultant or agent retained by MBIP who (i) makes or participates in the making of investment recommendations for MBIP clients, or (ii) obtains information on recommended investments for MBIP clients.

     (c) Personal Account means any account in which a Covered Person has any beneficial ownership.

     (d) Reportable Fund means a registered open-end investment company (other than a money market fund) for which MBIP or an affiliate of MBIP serves as investment adviser.

     (d) Short Sale means the sale of security that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain at no added cost securities identical to those sold short.

III. APPLICABILITY OF CODE OF ETHICS

     (a) Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts.

          A Personal Account also includes an account maintained by or for:

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          (1)  A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

          (2) Any individuals who live in the Covered Person's household and over whose purchases, sales, or other trading activities the Covered Person exercises control or investment discretion;

          (3)  Any persons to whom the Covered Person

               (i)  Provides primary financial support and

               (ii) Either (A) whose financial affairs the Covered Person controls; or (B) for whom the Covered Person provides discretionary advisory services.

          (4) Any trust or other arrangement which names the Covered Person as a beneficiary or remainder man; and

          (5) Any partnership, corporation, or other entity of which the Covered Person is a director, officer or partner or in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person owns a controlling interest or exercises effective control.

          A comprehensive list of all Covered Persons and Personal Accounts will be maintained by our Compliance Officer.

     (b) Covered Person as Trustee. A Personal Account does not include any account for which a Covered Person serves as trustee of a trust for the benefit of (i) a person to whom the Covered Person does not provide primary financial support, or (ii) an independent third party.

     (c) Personal Accounts of Other Covered Persons. A Personal Account of a Covered Person that is managed by another Covered Person is considered to be a Personal Account only of the Covered Person who has a beneficial ownership in the Personal Account. The account is considered to be a client account with respect to the Covered Person managing the Personal Account.

     (d) Solicitors/Consultants. Non-employee solicitors or consultants are not subject to this Code of Ethics unless the solicitor/consultant, as part of his duties on behalf of MBIP, (1) makes or participates in the making of investment recommendations for MBIP clients, or (2) obtains information on recommended investments for MBIP clients.

     (e) Client Accounts. A client account includes any account managed by a portfolio manager of MBIP that is not a Personal Account.

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IV.  RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

     (a) General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

     (b) Pre-clearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the Compliance Officer, or in his absence a portfolio manager as his designee, before engaging in any securities transaction in a Personal Account (a "Personal Securities Transaction") other than those excepted from pre-clearance in Section V of this Code. The Compliance Officer or his/her designee (who may have no personal interest in the subject transaction) may approve the transaction if the Compliance Officer concludes that the Personal Securities Transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on a client. A request for pre-clearance must be made by completing the Preclearance Form in advance of the contemplated Personal Securities Transaction. A Sample Preclearance Form is attached as Exhibit A to this Code of Ethics.

          Any approval given under this paragraph will remain in effect only for the remainder of the day the approval is granted..

     IRONWOOD INVESTMENT MANAGEMENT, LLC ("Ironwood") became an affiliated company of MBIP on January 25, 2006. MBIP management desires to eliminate conflicts of interest and therefore has determined that with regard to companies with market capitalizations of less than $2 billion, pre-approval be granted only if the trades would be permissible under the Ironwood Code of Ethics.

     In this regard, because Ironwood concentrates its investment activities in small capitalized growth stocks, the Ironwood Code of Ethics, with regard to trades of covered persons, stipulates that such trades can be made only after a three day delay from the last trade executed for Ironwood clients - e.g.

          IF A TRADE IS EXECUTED ON A MONDAY, THE COVERED PERSON'S TRADE MAY ONLY BE MADE THE FOLLOWING THURSDAY, PROVIDED NO TRADES IN THE SAME ISSUE HAVE BEEN MADE IN THE INTERIM.

     No Covered Person shall redeem shares of any Reportable Fund within thirty(30) days of the purchase of a share of that fund. This restriction shall not apply to shares purchased through automatic investments or distribution reinvestments.

     (c) Trading on the Same Day As Clients. A Covered Person may not execute a Personal Securities Transaction on a day during which any client over which the firm has investment discretion has had, or has pending a "buy" or "sell" order in that same security unless, (i) the Personal Securities Transaction is effected

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          through an account managed by MBIP under an investment advisory agreement; and (ii) the Personal Securities Transaction is aggregated with the trades for any other client in the same security in accordance with the MBIP Policy and Procedures Regarding Allocation Among Investment Advisory Clients.

     (d) Short Sales. A Covered Person shall not engage in any short sale of a security if, at the time of the transaction, any client account managed by the firm has a long position in such security. Short sales against the box in securities held by a client are permitted except on a day when a client account managed by the firm trades in the same security.

     (e) Initial Public Offerings. A Covered Person shall not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

     (f) Private Placements and Investment Opportunities of Limited Availability. A Covered Person shall not acquire any beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless pre-clearance is obtained in accordance with the requirements of Section IV(b).

     (g) Service on Boards. A Covered Person shall not serve on any board of directors of any publicly traded company without prior written authorization from the CEO or COO of MBIP. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

V.   EXCEPTIONS FROM PRECLEARANCE PROVISIONS

     In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the pre-clearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from pre-clearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the pre-clearance requirements of
     Section IV(b):

     (a) Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate of a publicly-traded security, if at the time of the transaction: (i) the Covered Person has no knowledge that the security is being considered for purchase or sale by his or her client, or that the security is actually being purchased or sold for that client; and (ii) the issuer of the security being purchased or sold has a market capitalization greater than $2 billion;

     (b) Any publicly-traded fixed income securities transaction involving $100,000 principal amount or less, if at the time of the transaction, the Covered Person has no knowledge that the security is being considered for purchase or sale by his or her client or that the security is actually being purchased or sold for that client;

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     (c)  Transactions in publicly-traded securities which are not eligible for purchase or sale by any client of MBIP, and the value of which is not based upon, related to or determined by reference to any security which is eligible for purchase or sale by any client of MBIP;

     (d) Purchases or sales of securities with respect to which a Covered Person has (or by reason of such transaction would have) no beneficial ownership;

     (e) Purchases or sales that are non-volitional on the part of the Covered Person, such as purchases that are made pursuant to a dividend reinvestment plan;

     (f) Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (g) Transactions in, and holdings of, securities issued by the United States Government, municipal securities with $50 million or more principal outstanding, shares of open-end investment companies (other than Reportable Funds or open-end investment companies organized as exchange traded funds (ETFs), bank certificates of deposit and money market instruments; and

     (h) Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.  REPORTING

     (a) Duplicate Copies of Broker's Confirmations and Account Statements to MBIP. All Covered Persons are required to direct their brokers or custodians or any persons managing the Covered Person's account to supply the Compliance Officer or his/her delegate with (1) duplicate copies of trade confirmations ("Broker's Confirmations") within 5 days after the Covered Person's transaction and (2) the Covered Person's monthly and quarterly brokerage statements within 30 days after the close of the period covered by such brokerage statement. A Covered Person shall not be required to submit Broker's Confirmations or periodic statements for any transaction in a Personal Account over which the Covered Person has no direct or indirect influence or control. The transactions reported on the Broker's Confirmations will be reviewed and compared against client transactions. The brokerage records allow MBIP to ensure the effectiveness of its compliance efforts. Each Covered Person has an affirmative obligation to notify the Compliance Officer promptly if the Covered Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

     (b) Disclosure of Securities Holdings and Business Activities. All Covered Persons shall, within ten days of the commencement of such Covered Person's employment with MBIP and annually thereafter, submit a statement to the

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          Compliance Officer listing all of the securities in which the Covered
          Person has any beneficial ownership. This can be accomplished by providing current month-end statement/s of their personal accounts that will include the following information for each security in which the Covered Person has any direct or indirect beneficial ownership:
          (i) the title and type of security (ii) as applicable, the exchange ticker symbol or CUSIP number, (iii) the number of shares, and (iv) the principal amount (v) the date the report is submitted; (2) business activities in which the Covered Person has a significant role; and (3) the names of any brokerage firms where the Covered Person maintains an account. This statement must be current as of a date not more than 45 days prior to the date of commencement of employment with MBIP in the case of an initial statement or the date the report is submitted in the case of an annual statement.

VII. RECORDKEEPING

     The Compliance Officer shall keep in an easily accessible place for at least five years copies of all Broker's Confirmations and periodic statements of Covered Persons, copies of all pre-clearance forms, acknowledgments and other memoranda relating to the administration of this Code of Ethics, and any other records that may be required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended, or by Rule 17j-1 under the Investment Company Act of 1940, as amended. Records for the two most current years will be held in MBIP's office while the three previous years will be stored in its warehouse.

VIII. OVERSIGHT OF CODE OF ETHICS

     (a) Distribution. The Compliance Officer must provide this Code to each Covered Person upon the commencement of that Covered Person's employment.

     (b) Acknowledgment. All Covered Persons are required, upon commencement of employment with MBIP and annually thereafter, to sign and acknowledge their familiarity with the provisions of this Code of Ethics by signing the form of acknowledgment attached as Appendix B. In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Compliance Officer who must report to the CEO of MBIP or in his absence the COO.

     (c) Review of Transactions. Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared to transactions entered into by MBIP for clients by the Compliance Officer. Any transactions that are believed to be a violation of this Code of Ethics will be reported to the CEO of MBIP or in his absence the COO.

     (d) Sanctions. A Managing Partner of MBIP, with advice of legal counsel, at his discretion, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action, as he deems appropriate or to the extent required by law. These

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          sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with MBIP, or criminal or civil penalties.

     (e) Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against the interests of any client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

     (f) Reporting Violations. Any Covered Person who reasonably believes that a violation of this Code has occurred should report such belief to the Compliance Officer. The Compliance Officer should investigate such reports and resolve any issues that arise from such investigation. Notes detailing such investigation and the resolution thereof should be kept pursuant to Section VII of this Code.

IX.  CONFIDENTIALITY

     All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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                           EXHIBIT A TO CODE OF ETHICS
                                PRECLEARANCE FORM

            FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Pre-clearance Form prior to engaging in any personal transaction (unless excepted by the Code of Ethics).

                             INVESTMENT INFORMATION

Investment Type (please circle):

Cmn   Pfd   Debt (indicate issue) ______   Derivative (indicate type) _______

Issuer: ________________________

                                                         TRANSACTION INFORMATION

Transaction Type (please circle):

     Buy   Sell   Short Sale   Any additional factors relevant

Estimated Trade Date: ______________ to a conflict of interest analysis:

Quantity: __________________________

Estimated Price: ___________________

Broker/Dealer: _____________________

The investment: (i) is not the subject of a pending order on behalf of, or under consideration for purchase or disposition by any accounts managed by MBIP for which I make recommendations or have investment responsibility ("Managed Accounts") or (ii) will be aggregated with Managed Account orders in accordance with the MBIP Aggregation and Allocation Policy.


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Initials of Covered Person              Date

If the above listed investment is not currently held or being purchased by any Managed Accounts and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for those Managed Accounts.

___  Investment is too risky

___  Managed Account is already exposed to industry

___ Investment by the Managed Account would cause it to exceed its policy on investment in the securities of a single issuer

___ Insufficient available information about the issuer or available information is not favorable

___ Investment is outside of the Managed Account's permitted policies (e.g., short selling)

___  Other: __________________________________


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Initials of Covered Person              Date

REPRESENTATION AND SIGNATURE

By executing this form, I represent that my trading in this investment is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Compliance Officer's signature.

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Employee Name (please print)


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Employee Signature                      Date


DISPOSITION OF PRE-CLEARANCE REQUEST


Approved                                Denied
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                         ATTACHMENT B TO CODE OF ETHICS

                                 ACKNOWLEDGEMENT

     I hereby acknowledge receipt of MP Investment Partners, Inc., Code of Ethics and/or amendments thereto (collectively, the "Code") and certify that I have read, understand, and agree to abide by the provisions of the Code. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

     I also confirm that the following accounts are "Personal Accounts" as defined in the Code of ethics and I have made arrangements through the Compliance Officer to have duplicate copies of trade confirmations and monthly and quarterly brokerage account statements of these accounts sent to the Compliance Officer at MB Investment Partners, Inc.

Accounts Name   Account Number   Brokerage Company and Address
-------------   --------------   -----------------------------

______________  ______________   _____________________________

______________  ______________   _____________________________

______________  ______________   _____________________________

______________  ______________   _____________________________

     I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:
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(Signature)

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(Print Name)